Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253658 on Form S-8, Registration Statement No. 333-262250 on Form S-3, Registration Statement No. 333-257989 on Form S-3, Registration Statement No. 333-251657 on Form S-3, Registration Statement No. 333-263745 on Form S-3, Registration Statement No. 333-265752 on Form S-8, Registration Statement No. 333-270151 on Form S-3, Registration Statement No. 333-270152 on Form S-4, Registration Statement No. 333-272575 on Form S-8, Registration Statement No. 333-272577 on Form S-8, Registration Statement No. 333-279118 on Form S-3ASR, and Registration Statement No. 333-280049 on Form S-8 of our reports dated March 28, 2025, relating to the financial statements of Luminar Technologies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Jose, California
March 28, 2025